===================================================================================================================================
NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION                                                                     EXHIBIT (11)(b)
NYLIAC PINNACLE SURVIVORSHIP VARIABLE UNIVERSAL LIFE                                                    LIFE INSURANCE ILLUSTRATION
-----------------------------------------------------------------------------------------------------------------------------------

               Primary Insured:  Sophisticated Buyer                           Second Insured:  Older Insured
          Date of Birth or Age:  45                                      Date of Birth or Age:  45
                           Sex:  Male                                                     Sex:  Female
            Underwriting Class:  Preferred                                 Underwriting Class:  Preferred
                    Flat Extra:  None                                              Flat Extra:  None


                                                Coverage Information

Variable Universal Life Face Amount                                                                                      $2,000,000

Level Life Insurance Benefit Option

                                             Initial Premium Information

Assumed Premium Allocation:  Separate Account 100% / Fixed Account 0%
Premium Payment Mode                                                                                                         Annual
Initial Scheduled Premium                                                                                                $10,941.17

                                                 Other Assumptions
Section 7702 Testing Method                                                                                  Guideline Premium Test
Owner
Owner Tax Rate                                                                                                                  28%

Separate Account Hypothetical Gross Rate of Return                                                                            8.00%
Fixed Account Current Interest Rate                                                                                           6.50%
Loan Interest Rate                                                                                                            4.00%

          New York Life Brokerage                Enter your Broker Dealer name             Registered M. Representative
  11400 Tomahawk Creek Parkway, Suite 200        Enter your street address here            Enter your street address here
            Leawood, KS  66211                   Enter your street address here            Enter your street address here
             (913) 906-4000                        New York, NY  12345                           New York, NY 12345
                                                                                                  (101) 555-1212


Certain benefits and riders are subject to individual state approval. Please contact your Registered Representative for availabilty in your state. Your producer must be a Registered Representative to present this illustration and sell this product.

This illustration must be preceded or accompanied by a current NYLIAC Pinnacle Survivorship Variable Universal Life prospectus, and is not valid unless all pages are attached.

ISSUED BY NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION AND DISTRIBUTED BY
                            NYLIFE DISTRIBUTORS INC.
The purpose of this illustration is to show how the performance of the underlying investment accounts could affect the policy cash value and life insurance benefit. This illustration is hypothetical and may not be used to project or predict investment results. Specifically, the values shown in this illustration reflect hypothetical assumptions as to investment rate of return, premium payment option, life insurance benefit option, face amount, policy transactions and policy changes. The values would be affected by a change in any of these assumptions. The investment rates of return shown in this illustration are hypothetical level annual rates of return. Even if the average rate of return, over a specified period, is the same as the hypothetical rate, actual results will vary due to fluctuations in the actual rates of return. Because this is a flexible premium policy, it is the responsibility of the policyowner to assure that sufficient premiums are paid to keep the policy in force. A policy may terminate due to insufficient premiums and/or poor investment performance. Excessive loans and/or withdrawals may cause the policy to lapse due to insufficient cash surrender values. The assumed net rate of return reflects fees and charges associated with the premium allocations specified by the policyholder. If premium allocations change, the assumed net rate of return will change. Results shown are based on hypothetical rates of return which are not guaranteed. Actual results will vary.

==================================================================================================================================
Prepared by Registered M. Representative gs 275,952.16 ga 26,019.99 mec 72,250.65 target 14,100.00                    May 30, 2001
min 2,701.03 17:09:05 for Sophisticated Buyer, Male, 45, Preferred
AK NYLBIS 2001.10 1.00  This illustration is not valid without all pages, including the Explanation and Footnote Page. Page 1 of 6

===================================================================================================================================
NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
NYLIAC PINNACLE SURVIVORSHIP VARIABLE UNIVERSAL LIFE                                                    LIFE INSURANCE ILLUSTRATION
-----------------------------------------------------------------------------------------------------------------------------------


                                                                   Basic Ledger

                                         Guaranteed Policy Charges             Guaranteed Policy Charges
                                              Separate Account                      Separate Account
                                       Gross Rate of Return of 0.00%         Gross Rate of Return of 8.00%
                                        Net Rate of Return of -0.75%          Net Rate of Return of 7.19%
                                        Fixed Account Rate of 3.00%           Fixed Account Rate of 6.50%
                                      -------------------------------      ---------------------------------
                          Policy      Cash      Cash          Life         Cash       Cash         Life
Policy         Gross     Loans and    Value   Surrender    Insurance       Value    Surrender    Insurance
 Year   Age   Premium   Withdrawals    EOY    Value EOY   Benefit EOY      EOY      Value EOY   Benefit EOY
    1    45     10941            0     2377        2377      2000000       2639        2639      2000000
    2    46     10941            0     8489        8489      2000000       9497        9497      2000000
    3    47     10941            0    14440       14440      2000000      16719       16719      2000000
    4    48     10941            0    20224       20224      2000000      24315       24315      2000000
    5    49     10941            0    25829       25829      2000000      32297       32297      2000000
    6    50     10941            0    33932       33932      2000000      43574       43574      2000000
    7    51     10941            0    41783       41783      2000000      55427       55427      2000000
    8    52     10941            0    49362       49362      2000000      67867       67867      2000000
    9    53     10941            0    56644       56644      2000000      80899       80899      2000000
   10    54     10941            0    63599       63599      2000000      94526       94526      2000000
              -------       ------
Total          109412            0

   11    55     10941            0    70195       70195      2000000     108747      108747      2000000
   12    56     10941            0    76392       76392      2000000     123556      123556      2000000
   13    57     10941            0    82154       82154      2000000     138945      138945      2000000
   14    58     10941            0    87439       87439      2000000     154907      154907      2000000
   15    59     10941            0    92189       92189      2000000     171416      171416      2000000
   16    60     10941            0    96328       96328      2000000     188427      188427      2000000
   17    61     10941            0    99764       99764      2000000     205879      205879      2000000
   18    62     10941            0   102363      102363      2000000     223669      223669      2000000
   19    63     10941            0   103950      103950      2000000     241650      241650      2000000
   20    64     10941            0   104321      104321      2000000     259640      259640      2000000
              -------       ------
Total          218823            0

   21    65         0            0    93005       93005      2000000     266366      266366      2000000
   22    66         0            0    80145       80145      2000000     271938      271938      2000000
   23    67         0            0    65477       65477      2000000     276048      276048      2000000
   24    68         0            0    48717       48717      2000000     278351      278351      2000000
   25    69         0            0    29499       29499      2000000     278409      278409      2000000
   26    70         0            0     7298        7298      2000000     275614      275614      2000000
   27    71         0            0        0           0            0     268990      268990      2000000
   28    72         0            0        0           0            0     257797      257797      2000000
   29    73         0            0        0           0            0     240477      240477      2000000
   30    74         0            0        0           0            0     215326      215326      2000000
              -------       ------
Total          218823            0

   31    75         0            0        0           0            0     180367      180367      2000000
   32    76         0            0        0           0            0     133238      133238      2000000
   33    77         0            0        0           0            0      71108       71108      2000000
   34    78         0            0        0           0            0          0           0            0
   35    79         0            0        0           0            0          0           0            0
   36    80         0            0        0           0            0          0           0            0
   37    81         0            0        0           0            0          0           0            0
   38    82         0            0        0           0            0          0           0            0
   39    83         0            0        0           0            0          0           0            0
   40    84         0            0        0           0            0          0           0            0
              -------       ------
Total          218823            0


                                               Basic Ledger

                                           Current Policy Charges
                                              Separate Account
                                       Gross Rate of Return of 8.00%
                                        Net Rate of Return of 7.19%
                                        Fixed Account Rate of 6.50%
                                      --------------------------------
                          Policy       Cash      Cash        Life
Policy         Gross     Loans and    Value   Surrender    Insurance
 Year   Age   Premium   Withdrawals    EOY    Value EOY   Benefit EOY
    1    45     10941            0      2652        2652      2000000
    2    46     10941            0      9547        9547      2000000
    3    47     10941            0     16833       16833      2000000
    4    48     10941            0     24526       24526      2000000
    5    49     10941            0     32640       32640      2000000
    6    50     10941            0     44942       44942      2000000
    7    51     10941            0     58161       58161      2000000
    8    52     10941            0     72240       72240      2000000
    9    53     10941            0     87236       87236      2000000
   10    54     10941            0    103208      103208      2000000
              -------       ------
Total          109412            0

   11    55     10941            0    120341      120341      2000000
   12    56     10941            0    138607      138607      2000000
   13    57     10941            0    158065      158065      2000000
   14    58     10941            0    178753      178753      2000000
   15    59     10941            0    200749      200749      2000000
   16    60     10941            0    224101      224101      2000000
   17    61     10941            0    248905      248905      2000000
   18    62     10941            0    275241      275241      2000000
   19    63     10941            0    303192      303192      2000000
   20    64     10941            0    332844      332844      2000000
              -------       ------
Total          218823            0

   21    65         0            0    353790      353790      2000000
   22    66         0            0    375959      375959      2000000
   23    67         0            0    399398      399398      2000000
   24    68         0            0    424153      424153      2000000
   25    69         0            0    450267      450267      2000000
   26    70         0            0    477779      477779      2000000
   27    71         0            0    506721      506721      2000000
   28    72         0            0    537118      537118      2000000
   29    73         0            0    568983      568983      2000000
   30    74         0            0    602312      602312      2000000
              -------       ------
Total          218823            0

   31    75         0            0    637083      637083      2000000
   32    76         0            0    673254      673254      2000000
   33    77         0            0    710760      710760      2000000
   34    78         0            0    749516      749516      2000000
   35    79         0            0    789423      789423      2000000
   36    80         0            0    830384      830384      2000000
   37    81         0            0    872290      872290      2000000
   38    82         0            0    915041      915041      2000000
   39    83         0            0    958540      958540      2000000
   40    84         0            0   1002680     1002680      2000000
              -------       ------
Total          218823            0

This policy as illustrated has been checked for all years and is NOT a Modified Endowment Contract. Any future premiums, or face amount or rider changes could affect this. Results shown are based on hypothetical rates of return which are not guaranteed. Actual results will vary.

Your producer must be a Registered Representative to present this illustration and sell this product. This illustration must be preceded or accompanied by a current NYLIAC Pinnacle Survivorship Variable Universal Life prospectus package and is not valid unless all pages are attached.

ISSUED BY NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION AND DISTRIBUTED BY NYLIFE DISTRIBUTORS INC.

A zero in the Life Insurance Benefit column signifies that under the interest and mortality assumptions shown, the policy will terminate in the first year in which the zero appears unless additional premiums are paid.

The values in all columns are assumed to be beginning of year values unless otherwise stated as end of year (EOY) values.

==================================================================================================================================
Prepared by Registered M. Representative gs 275,952.16 ga 26,019.99 mec 72,250.65 target 14,100.00                    May 30, 2001
min 2,701.03 17:09:05 for Sophisticated Buyer, Male, 45, Preferred
AK NYLBIS 2001.10 1.00  This illustration is not valid without all pages, including the Explanation and Footnote Page. Page 2 of 6

===================================================================================================================================
NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
NYLIAC PINNACLE SURVIVORSHIP VARIABLE UNIVERSAL LIFE                                                    LIFE INSURANCE ILLUSTRATION
-----------------------------------------------------------------------------------------------------------------------------------

                                                 Basic Ledger

                                          Guaranteed Policy Charges             Guaranteed Policy Charges
                                               Separate Account                    Separate Account
                                        Gross Rate of Return of 0.00%          Gross Rate of Return of 8.00%
                                         Net Rate of Return of -0.75%            Net Rate of Return of 7.19%
                                         Fixed Account Rate of 3.00%           Fixed Account Rate of 6.50%
                                      ---------------------------------          -----------------------------
                          Policy      Cash      Cash           Life          Cash      Cash         Life
Policy         Gross     Loans and    Value   Surrender      Insurance       Value   Surrender    Insurance
 Year   Age   Premium   Withdrawals    EOY    Value EOY     Benefit EOY       EOY    Value EOY   Benefit EOY
   41    85         0            0        0           0            0          0           0            0
   42    86         0            0        0           0            0          0           0            0
   43    87         0            0        0           0            0          0           0            0
   44    88         0            0        0           0            0          0           0            0
   45    89         0            0        0           0            0          0           0            0
   46    90         0            0        0           0            0          0           0            0
   47    91         0            0        0           0            0          0           0            0
   48    92         0            0        0           0            0          0           0            0
   49    93         0            0        0           0            0          0           0            0
   50    94         0            0        0           0            0          0           0            0
              -------       ------
Total          218823            0

   51    95         0            0        0           0            0          0           0            0
   52    96         0            0        0           0            0          0           0            0
   53    97         0            0        0           0            0          0           0            0
   54    98         0            0        0           0            0          0           0            0
   55    99         0            0        0           0            0          0           0            0
              -------       ------
Total          218823            0

                                  Basic Ledger

                                            Current Policy Charges
                                               Separate Account
                                        Gross Rate of Return of 8.00%
                                         Net Rate of Return of 7.19%
                                         Fixed Account Rate of 6.50%
                                      ----------------------------------
                          Policy        Cash      Cash          Life
Policy         Gross    Loans and     Value     Surrender     Insurance
 Year   Age   Premium   Withdrawals     EOY     Value EOY    Benefit EOY
   41    85         0            0    1049516    1049516        2000000
   42    86         0            0    1097151    1097151        2000000
   43    87         0            0    1145615    1145615        2000000
   44    88         0            0    1195007    1195007        2000000
   45    89         0            0    1245529    1245529        2000000
   46    90         0            0    1297516    1297516        2000000
   47    91         0            0    1351445    1351445        2000000
   48    92         0            0    1407969    1407969        2000000
   49    93         0            0    1467968    1467968        2000000
   50    94         0            0    1532610    1532610        2000000
              -------       ------
Total          218823            0

   51    95         0            0    1603437    1603437        2000000
   52    96         0            0    1682486    1682486        2000000
   53    97         0            0    1772450    1772450        2000000
   54    98         0            0    1876907    1876907        2000000
   55    99         0            0    2000644    2000644        2000644
              -------       ------
Total          218823            0

This policy as illustrated has been checked for all years and is NOT a Modified Endowment Contract. Any future premiums, or face amount or rider changes could affect this. Results shown are based on hypothetical rates of return which are not guaranteed. Actual results will vary.
Your producer must be a Registered Representative to present this illustration and sell this product. This illustration must be preceded or accompanied by a current NYLIAC Pinnacle Survivorship Variable Universal Life prospectus package and is not valid unless all pages are attached.

ISSUED BY NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION AND DISTRIBUTED BY NYLIFE DISTRIBUTORS INC.
A zero in the Life Insurance Benefit column signifies that under the interest and mortality assumptions shown, the policy will terminate in the first year in which the zero appears unless additional premiums are paid.
The values in all columns are assumed to be beginning of year values unless otherwise stated as end of year (EOY) values.

==================================================================================================================================
Prepared by Registered M. Representative gs 275,952.16 ga 26,019.99 mec 72,250.65 target 14,100.00                    May 30, 2001
min 2,701.03 17:09:05 for Sophisticated Buyer, Male, 45, Preferred
AK NYLBIS 2001.10 1.00  This illustration is not valid without all pages, including the Explanation and Footnote Page. Page 3 of 6

===================================================================================================================================
NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
NYLIAC PINNACLE SURVIVORSHIP VARIABLE UNIVERSAL LIFE                                                    LIFE INSURANCE ILLUSTRATION
-----------------------------------------------------------------------------------------------------------------------------------


                          Explanation and Footnote Page

ABOUT YOUR ILLUSTRATION - This illustration relates to a flexible premium NYLIAC Pinnacle Survivorship Variable Universal Life insurance policy ("Policy") offered by New York Life Insurance and Annuity Corporation ("NYLIAC"). The Policy provides insurance protection for individuals. The Policy offers flexible premium payments, a choice of three death benefit options, a choice at issue only of Internal Revenue Code (IRC) Section 7702 tests (the Cash Value Accumulation Test and the Guideline Premium Test), loan and partial surrender privileges, increases (subject to underwriting) and decreases to the Policy's face amount of life insurance, additional benefits through the use of optional riders, a guaranteed minimum death benefit, and a choice of premium allocation alternatives, including thirty-two variable Investment Divisions and a guaranteed interest option.

NO-LAPSE GUARANTEE - A No-Lapse Guarantee provision guarantees that, under certain conditions and prior to the Policy's 3rd anniversary, the Policy will not lapse. This guarantee will be effective when the total premium paid into the Policy minus any loans taken or partial surrenders made, equals or exceeds the cumulative total of the Policy's required monthly minimum premium for the number of months the Policy has been in-force. There is no separate charge for this guarantee.

FREE-LOOK PERIOD - Generally within twenty days after delivery, the Policy can be returned to the Corporation or to the Registered Representative through whom it was purchased, for a full refund under the terms of the Policy. The entire initial premium payment is allocated to the General Account until twenty days after the Policy's date of issue and is then reallocated to the Investment Divisions of the Separate Account and the Fixed Account in accordance with the policyowner's election. Amounts shown in this illustration will vary based on the allocation.

ILLUSTRATED POLICY VALUES - This illustration of Policy values is not a part of the Policy and does not constitute a contract. This illustration must be preceded or accompanied by a current NYLIAC Pinnacle Variable Universal Life prospectus and updating supplements (if any) containing detailed information about the Policy, including a discussion of all charges and expenses. You should carefully read and retain the prospectus and any supplements. Additional copies of the current prospectus are available upon request from your Registered Representative.

All values reflect timely payments of modal premiums. Changes in these assumptions will affect the illustrated values.

THIS ILLUSTRATION SHOWS POLICY VALUES USING THE ASSUMPTIONS DETERMINED BY YOU AND YOUR REGISTERED REPRESENTATIVE AS TO THE INVESTMENT RATE OF RETURN, PREMIUM PAYMENTS, LIFE INSURANCE BENEFIT OPTION, FACE AMOUNT, IRC SECTION 7702 TEST, POLICY TRANSACTIONS, AND POLICY CHANGES. THE VALUES COULD BE AFFECTED BY INCREASING, DECREASING OR MAKING UNSCHEDULED PREMIUM PAYMENTS, OR BY ANY LOAN OR PARTIAL SURRENDERS OR BY TRANSFERS AMONG PREMIUM ALLOCATION ALTERNATIVES.Unless otherwise indicated, the illustrated values are beginning of the Policy year values. The cash surrender value is the policy's value less unpaid loans and accrued interest.

ALLOCATION OF PREMIUM PAYMENT - The Policy allows net premium payments to be allocated to twenty-one of the thirty-two various Separate Account Investment Divisions and the Fixed Account at any given time. The Policy also allows transfers among the various Investment Divisions and/or to the Fixed Account. However, transfers from the Fixed Account are limited; transfers to the Fixed Account may be limited. See the prospectus for more details. Amounts in the Fixed Account are part of NYLIAC's General Account. NYLIAC guarantees the amount in the Fixed Account will earn a minimum interest rate of 3.00%. Amounts allocated to an Investment Division are part of a Separate Account. The Investment Divisions of the Separate Account do not guarantee a minimum rate of investment return or protect against asset depreciation.

ILLUSTRATED RATE OF RETURN - The hypothetical net rate of return illustrated reflects a reduction from the gross rate of return of the Arithmetic Average Fund Charges for all the Investment Division charges.

The hypothetical investment rates of return shown in this illustration are illustrative only and should not be deemed a representation of past or future investment rates of return. Actual rates of return may be more or less than those shown and depend on a number of factors, including the allocation of premium payments made by a policyowner and the investment experience of each Investment Division. The life insurance benefit, cash value and cash surrender value will differ if the actual rates of return fluctuate above or below the average rate of return shown in individual Policy years even though the average was achieved over time, or if loans or partial surrenders not shown were taken. THE DURATION OF COVERAGE, THE AMOUNT OF ANY VARIABLE LIFE INSURANCE BENEFIT OR CASH VALUE MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT.No representation can be made by NYLIAC or the Investment Divisions of the Separate Account that these hypothetical rates of return can be achieved for any one year or sustained over a period or time.

POLICY CHARGES AND EXPENSES - The accompanying illustration reflects the deduction of all charges under the Policy. Each Monthly Deduction Day during the first five Policy Years, we deduct a per thousand face amount charge. This charge is equal to $0.03 per $1,000 of the policy's base Face Amount plus the term insurance benefit of any riders. We do not currently deduct a per thousand face amount charge in Policy Years

AK NYLBIS 2001.10 1.00  This illustration is not valid without all pages, including the Explanation and Footnote Page. Page 4 of 6

===================================================================================================================================
NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
NYLIAC PINNACLE SURVIVORSHIP VARIABLE UNIVERSAL LIFE                                                    LIFE INSURANCE ILLUSTRATION
-----------------------------------------------------------------------------------------------------------------------------------

                          Explanation and Footnote Page

6 and beyond, but we may deduct such charge in the future. The per thousand face amount charge will never exceed $0.03 per $1,000 for any Policy Year. The illustrated values reflect the deduction of underlying Investment Division expenses, which are based on the Arithmetic Average Fund Charges for all the Investment Division charges. In addition, the illustrated values reflect a sales expense charge in year 1 of 56.75% of each premium paid up to the Target Premium and 2.75% of each premium paid in excess of the Target Premium. In Policy Years
2-5 the sales expense charge is 26.75% of each premium paid up to the Target
Premium and 2.75% of each premium paid in excess of the Target Premium. In
Policy Year 6, the sales expense charge is 1.75% of each premium paid up to the Target Premium and 1.75% of each premium paid in excess of the Target Premium.
In Policy Years 7 and beyond, the sales expense charge is 0.75% of each premium paid up to the Target Premium and 0.75% of each premium paid in excess of the Target Premium. The maximum sales expense charge in year 1 is 56.75% of each premium paid up to the Target Premium and 3.75% of each premium paid in excess of the Target Premium. In Policy Years 2-5 the maximum sales expense charge is 26.75% of each premium paid up to the Target Premium and 3.75% of each premium paid in excess of the Target Premium. In Policy Years 6 and beyond, the maximum sales expense charge is 1.75% of each premium paid up to the Target Premium and 1.75% of each premium paid in excess of the Target Premium. In addition, a state tax of 2.00% of each premium, a federal tax (if applicable) of 1.25% of each premium, current monthly cost of insurance charges which are calculated by multiplying the net amount at risk (the difference between the current life insurance benefit and the Policy's Cash Value) by the current monthly cost of insurance rates, rider charges (if applicable) and current contract charges of $100 in Policy Year 1 and $50 in Policy Years 2 and beyond, applied monthly, are deducted. Lastly, we deduct on a monthly basis a mortality and expense risk charge from the assets in the separate account. In Policy Years 1-10 a mortality and expense risk charge of up to .65% of the separate account value is deducted from the Policy Cash Value. In Policy Years 11-20, a mortality expense risk charge of up to .55% of the separate account value is deducted from the Policy
Cash Value. In Policy Years 21+, the mortality and expense risk charge of up to
 .35% of the separate account value is deducted from the Policy's Cash Value. The rate used to calculate the morality and expense risk charge will be reduced based on the Policy's separate account value as follows: less than $1 million -
0.00%; at least $1 million but less than $5 million - 0.20%; at least $5 million but less than $10 million - .25%; more than $10 million - 0.30%. The maximum mortality and expense risk charge is 1.00% for all years. See your prospectus for further details and information on the other charges made against the underlying portfolios. Separate Account values are not guaranteed either as to principal or interest.

PARTIAL SURRENDERS - Partial surrenders may be taken from the Policy's cash surrender value at any time within limits. The minimum amount for a partial surrender is $500.

LOANS AND LOAN INTEREST - Loans may be taken up to the Policy's loan value. The loan value is equal to ((100% - a) x b) - c where a = current loan interest rate; b = the Policy's cash surrender value; and c = the sum of three months of monthly deductions. The current effective annual loan rate is 4.00% in years
1-10 and 3.35% in Years 11 and beyond. The Policy will be used as collateral to secure the loan. That portion of the cash value which equals the amount of any unpaid loan will be credited with an interest rate equal to 3.00%.

INTERNAL RATE OF RETURN - The internal rate of return on the cash surrender value is equivalent to an interest rate (after taxes) at which an amount equal to the illustrated premium payments could have been invested outside the Policy to arrive at the cash surrender value of the Policy. The internal rate of return on the life insurance benefit is equivalent to an interest rate (after taxes) at which an amount equal to the illustrated premium payments could have been invested outside the policy to arrive at the life insurance benefit of the Policy. The internal rate of return is compounded annually, and the premium payments are assumed to be paid at the beginning of each Policy year.

TEST UNDER INTERNAL REVENUE CODE SECTION 7702 - Under Section 7702, there are two different tests that may be used to determine whether an insurance Policy meets the definition of life insurance; the Cash Value Accumulation Test (CVAT) and the Guideline Premium Test. Generally, the Guideline Premium Test allows you to accumulate more cash value over time without increasing the death benefit than the CVAT for a given initial death benefit. The CVAT allows greater premiums to be paid in the early years than the Guideline Premium Test allows.
Once this test is elected it cannot be changed. This illustration assumes that the Cash Value Accumulation Test is used.

TAXATION OF A MODIFIED ENDOWMENT CONTRACT - This policy as illustrated has been checked for all years and is not a modified endowment. Any future premium, face amount or rider changes could affect this. If at any time during the first 7 policy years, or within 7 policy years of a material change, the cumulative premium payments exceed the cumulative modified endowment premium, this Policy will be deemed a modified endowment contract and subsequent distributions, including loans and partial surrenders, will be includable in taxable income to the extent there is gain in the contract. In addition, a 10% tax penalty may be assessed on distributions prior to age 59 1/2.

OPTIONAL BENEFITS

SUPPLEMENTARY TERM RIDER - The optional Supplementary Term Rider ("STR") is an additional benefit that is subject to the terms of both the Policy and the rider. The STR, when combined with the base Policy's death benefit, will allow you to maintain a level target face amount where the STR death benefit decreases or increases as the Policy's life insurance benefit increases or decreases, respectively. The target face amount is equal to the sum of the Policy's base face amount and the STR face amount. The Policy can be designed to include a term death benefit up to 9 times the base Policy's death benefit.

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

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
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NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
NYLIAC PINNACLE SURVIVORSHIP VARIABLE UNIVERSAL LIFE                                                    LIFE INSURANCE ILLUSTRATION
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

                          Explanation and Footnote Page

This illustration is not to be relied upon for tax advice. Please consult your tax and legal advisors. THE TAX STATUS OF THE POLICY AS IT APPLIES TO THE POLICYOWNER SHOULD BE REVIEWED EACH YEAR.

-------------------------------------                --------------
Registered Representative Signature                       Date


-------------------------------------                --------------
Policy Owner Signature                                    Date

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